INDEPENDENT AUDITORS' CONSENT

To the Stockholders and Board of Directors of GumTech International, Inc.

We consent to the incorporation by reference in the following Registration Statements of GumTech International, Inc. and any amendments thereto (1) No. 333-06199 on Form S-8; (2) No. 333-34019 on Form S-8; (3) No. 333-28821 on Form
S-3 and (4) No. 333-38555 on Form S-3 of our report dated February 5, 1999, except for the last paragraph of Note 14 as to which the date is March 30, 1999, relating to the balance sheet of GumTech International, Inc. as of December 31, 1998 and the related statements of operations, cash flows and stockholders' equity for the years ended December 31, 1998 and 1997, which report appears or is incorporated by reference in the December 31, 1998 Annual Report on Form 10-KSB of GumTech International, Inc.

                                             /s/ Angell & Deering

Denver, Colorado
March 30, 1999